Exhibit 10.2

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Sixth Amendment”) is made as of April 5, 2018, by and between ARE-819/863 MITTEN ROAD, LLC, a Delaware limited liability company (“Landlord”), and CORVUS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.          Landlord and Tenant are parties to that certain Lease Agreement dated as of January 27, 2015, as amended by that certain First Amendment to Lease dated as of March 19, 2015, as further amended by that certain Second Amendment to Lease dated as of August 20, 2015 (the “Second Amendment”), as further amended by that Third Amendment to Lease dated as of June 27, 2016, as further amended by that certain Fourth Amendment to Lease dated as of August 15, 2016, and as further amended by that certain Fifth Amendment to Lease dated as of March 2, 2018 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases from Landlord certain (the “Premises”) in a building located at 863 Mitten Road and 866 Malcolm Road, Burlingame, California (collectively, the “Building”).  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.          Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease as provided below.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Definitions.  As of the date of this Sixth Amendment, the definitions of “Premises,” “Rentable Area of Premises,” and “Tenant’s Share of Operating Expenses of Project” are hereby deleted and replaced with the following:

“Premises:  That portion of the Building containing approximately 27,280 rentable square feet, consisting of (i) approximately 8,318 rentable square feet (the “Original Premises”) in the west wing of the 863 Building (“West Building”), (ii) approximately 2,442 rentable square feet (the “Expansion Premises”) in the east wing of the 863 Building (“East Building”), (iii) approximately 3,713 rentable square feet in the East Building (the “Third Expansion Premises”), (iv) approximately 1,973 rentable square feet in the East Building (the “Fourth Expansion Premises”), and (v) approximately 10,834 rentable square feet  (“Second Expansion Premises”) in the east wing of the 866 Building (“866 East Building”), all as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises:  27,280 sq. ft.”

“Tenant’s Share of Operating Expenses of Project:  27.99%”

For the avoidance of doubt, “Tenant’s Share of the West Building” is 21.99%, “Tenant’s Share of the East Building” is 23.44%, and “Tenant’s Share of 866 East Building” is 100%.

2.          Shared Area.

a.           License.  As of the date of this Sixth Amendment, Landlord hereby grants to Tenant, and Tenant hereby accepts, a non-exclusive license (“License”) to use that certain area of the Project described as the “Shared Area” on Exhibit A attached hereto, subject to the terms and provisions of this Section 2.

1

b.          Use.  Tenant shall exercise its rights under this Section 2 and use the Shared Area in a manner that complies with all applicable Legal Requirements and any and all rules and regulations which may be adopted by Landlord from time to time including, without limitation, any schedule(s) which may be implemented by Landlord for the use of the Shared Area by all parties entitled to use the same. Tenant agrees to cause its employees who will be using the Shared Area to complete all training programs, if any, mandated by Landlord relating to the use of the Shared Area.

Tenant shall use the Shared Area in a manner that will not interfere with the rights of any other tenants, other licensees or Landlord’s service providers. Landlord assumes no responsibility for enforcing Tenant’s rights or for protecting the Shared Area from interference or use from any person including, without limitation, other tenants or licensees of the Project. Landlord may terminate the License granted to Tenant hereunder at any time during the Term, upon 10 days’ notice to Tenant, for Tenant’s failure to comply with the terms of this Section 2 or any rules and regulations adopted by Landlord with respect to the Shared Area.  The expiration or earlier termination of the Lease shall automatically terminate the license hereby granted to Tenant to so use the Shared Area.

c.          Relocation and Modification of Shared Area.  Tenant acknowledges and agrees that Landlord shall have the right at any time and from time to time, upon no less than 30 days’ notice to Tenant, to reconfigure, relocate, modify or remove the Shared Area and/or to revise, expand or discontinue any of the services (if any) provided therein, and to add, change, reconfigure, remove or relocate any of the Equipment (as hereinafter defined) located therein.  If Landlord ceases to maintain the existence of the Shared Area, the rights granted to Tenant pursuant to this Section 2 shall terminate.

d.          Waiver.

(i)           Landlord’s sole obligation for providing any equipment, systems, furnishings or personal property to the Shared Area whether or not affixed to the Building (collectively, “Equipment”) shall be (i) to provide such Equipment as is determined by Landlord in its sole and absolute discretion, and (ii) to contract with a third party to maintain the Equipment that is deemed by Landlord (in its sole and absolute discretion) to need periodic maintenance per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with operational Equipment, back-up Equipment or back-up utilities or to supervise, oversee or confirm that the third party maintaining the Equipment is maintaining the Equipment as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the Equipment when such Equipment is not operational, including any delays thereto due to the inability to obtain parts or replacements, Landlord shall have no obligation to provide Tenant with alternative or back-up Equipment. Tenant expressly acknowledges and agrees that Landlord does not guaranty that the Equipment will be operational at all times, will function or perform adequately and Landlord shall not be liable for any damages resulting from the failure of such Equipment.

(ii)          Landlord makes no warranties of any kind, express or implied, with respect to the Shared Area or the Equipment, and Landlord disclaims any such warranties.  Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord does not guaranty or warrant that that the Shared Area of any Equipment will be operational at all times, will be of sufficient capacity to accommodate Tenant’s use thereof, will be free of Hazardous Materials, or will function or perform adequately, and Landlord shall not be liable for any damages resulting from the failure of the Shared Area and/or any Equipment.

(iii)         Tenant acknowledges and agrees that Landlord is under no obligation to provide any type of instruction or implement any training programs relating to the use of the Shared Area for Tenant or any other parties entitled to use the Shared Area.

2

3.          California Accessibility Disclosure.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of and in connection with such notice:  (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice):  (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

4.          OFAC.  Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

5.          Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Sixth Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker

3

claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Sixth Amendment.

6.          Miscellaneous.

a.           This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.           This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

c.           This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Sixth Amendment attached thereto.

d.           Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment.  In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail.  Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.

[Signatures on next page.]

4

IN WITNESS WHEREOF, Landlord and Tenant have executed the Sixth Amendment as of the day and year first above written.

TENANT:

CORVUS PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ Leiv Lea
Its: CFO

LANDLORD:

ARE-819/863 MITTEN ROAD, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

By: /s/ Jackie Clem
Its:Senior Vice President, RE Legal Affairs

5

Exhibit A

Shared Area

Exhibit A